Exhibit 10.26

December 10, 2009

Charles Squires

15547 Hidden Valley Dr.

Poway, CA 92064

Dear Chuck:

On behalf of Pfēnex, I am pleased to offer you the position of Head of Discovery & External Alliances at our San Diego site effective January 1, 2010. You will report directly to me. This offer letter and your employment are subject to the terms and conditions of this letter.

The following outlines the specific terms of our offer:

Salary:	In this position, you will earn a starting monthly salary of $13,334, which is equivalent to $160,008 on an annualized basis, subject to applicable tax withholding. Your salary will be payable pursuant to the Company’s regular payroll policy.

Benefits:	• Medical Plan

• Dental Plan

• Vision Plan

• Vacation – 20 days

• Holidays – 10 holidays set by the Company

• Life and AD&D insurance in the amount of one time your annual salary

• Voluntary Life and AD&D

• Short and long-term disability coverage

• 401(k) Plan including employer matching contribution

This offer and your employment are contingent upon the following:

•	Your execution and delivery of the Pfēnex Employment, Non-Disclosure and Proprietary Information and Inventions Agreement.

•	Your provision of documentary evidence of your identity and eligibility for employment in the United States in accordance with federal I-9 requirements. Such documentation must be furnished to the Company within three (3) business days of your start date or your employment may be terminated

•	Your adherence to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all, and all other applicable policies of the Company. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, or any other status protected by applicable law.

Pfēnex — 5501 Oberlin Drive — San Diego, CA 92121 — (858) 352-4400 — Fax: (858) 352-4602

Charles Squires

December 10, 2009

•	Your acceptance of employment with the Company on an “at will” basis, meaning that either you or the Company may terminate your employment at any time with or without cause and without further obligation or liability notwithstanding any information contained herein. You also acknowledge that the Company reserves the right to modify or amend the terms of your employment at any time for any reason. Your at-will employment status shall remain in effect for the duration of your employment and may only be modified in an express written agreement signed by the President of the Company.

•	Your successful completion of a background and reference check and/or a pre-employment drug screen (if so requested by the Company).

This letter, together with the agreements referenced in it, constitutes the entire agreement with respect to your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the President.

To indicate your acceptance of the offer and the terms and conditions set forth in this letter, please sign and date each of the two enclosed copies of this letter, and return one copy to me in the enclosed envelope marked confidential, saving the other copy for your records.

I am delighted to make this offer to you and look forward to your joining us here at Pfēnex.

Sincerely,

/s/ Bertrand C. Liang

Bertrand C. Liang

Chief Executive Officer

Foregoing terms and conditions hereby accepted:

Signed	/s/ Charles Squires

Date	12/10/09

PFENEX, INC.

AMENDMENT TO CHARLES SQUIRES OFFER LETTER

This amendment (the “Amendment”) is made by and between Charles Squires (the “Employee”) and Pfenex, Inc., a Delaware corporation (the “Company” and together with the Employee hereinafter collectively referred to as the “Parties”) on January 7, 2010.

W I T N E S S E T H:

WHEREAS, the Parties entered into an offer of employment, dated December 10, 2009 (the “Agreement”);

WHEREAS, the Company and Employee desire to amend certain provisions of the Agreement in order to provide Employee with certain benefits payable if his employment with the Company is terminated.

NOW, THEREFORE, for good and valuable consideration, Employee and the Company agree as follows:

1. Termination Benefits. The Agreement is hereby amended and a new provision is added to the Agreement as follows:

“Termination Benefits:	If the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company as a result of death or Disability (as defined below), then, provided you (or in the case of your death or mental capacity, your authorized representative) sign and do not revoke a general release of claims agreement in a form reasonably acceptable to the Company (the “Release”) and subject to the restrictions under the “Release Requirements” in Appendix A, you will be entitled to receive continuing payments of severance pay at a rate equal to your salary as then in effect, for three (3) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures;

If prior to a Change of Control (as defined below) or after the twelve (12) month period following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company other than for Cause, death or Disability or you terminate your employment with the Company for Good Reason, then, provided you sign and do not revoke the Release and subject to the restrictions under the “Release Requirements” in Appendix A, you will be entitled to receive continuing payments of severance pay at a rate equal to your salary as then in effect, for six (6) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures.

If, within the twelve (12) month period following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company other than for Cause, death or Disability or you terminate your employment with the Company for Good Reason, then, provided you sign and do not revoke the Release and subject to the restrictions under the “Release Requirements” in Appendix A, you will be entitled to receive (i) continuing payments of severance pay at a rate equal to your salary as then in effect, for six (6) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures and (ii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and/or your eligible dependents within the time period prescribed pursuant to COBRA, monthly reimbursements for the COBRA premiums, less the portion of the premium that a similarly situated active employee would be required to pay, for such coverage (at the coverage levels in effect immediately prior to your termination) until the earlier of (A) a period of six (6) months from your last date of employment with the Company, or (B) the date upon which you and/or your eligible dependents become covered under similar plans, or (C) the date upon which you and/or your eligible dependents are no longer eligible to receive continuation coverage pursuant to COBRA. COBRA reimbursements shall be made by the Company to you consistent with the Company’s normal expense reimbursement policy.”

2. Cause Definition. The Agreement is hereby amended and a new provision is added to the Agreement as follows:

“Cause:	For purposes of this letter, “Cause” shall mean: (i) your failure to perform your assigned duties or responsibilities as a service provider (other than a failure resulting from your disability) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) you being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.”

3. Disability Definition. The Agreement is hereby amended and a new provision is added to the Agreement as follows:

“Disability:	For purposes of this letter, “Disability” shall occur upon rendering of a written termination notice by the board of directors of the Company after you have been unable to perform the essential functions of your job for ninety (90) or more consecutive days, or more than one hundred (180) days in any consecutive twelve (12) month period, with or without reasonable accommodation, by reason of any physical or mental illness or injury. For purposes of this definition, you agree to make yourself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.”

4. Good Reason Definition. The Agreement is hereby amended and a new provision is added to the Agreement as follows:

“Good Reason:	For purposes of this letter, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”; (ii) a reduction of more than ten percent (10%) of your salary in any one year, other than in connection with a reduction which similarly impacts similarly situated employees of the Company; (iii) the relocation of you to a facility that is more than fifty (50) miles from your current location; (iv) the failure of the Company to obtain assumption of this letter by any successor; and (v) the willful breach by the Company of a material provision of this letter or any agreement between the Company and you. You will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.”

5. Change of Control Definition. The Agreement is hereby amended and a new provision is added to the Agreement as follows:

“Change of Control:	For purposes of this letter, a “Change of Control” means either: (i) a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is transferred to a single person or group of affiliated persons (other than an equity financing transaction approved by the stockholder of the Company pursuant to the Company’s amended and restated certificate of incorporation); (ii) a merger or consolidation (or series of mergers or consolidations) with or into any entity, which results in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or (iii) a sale, exclusive license, transfer or other conveyance (or series of sales, exclusive licenses, transfers or other conveyances) of all or substantially all of the assets of the Company to a third party.”

6. Section 409A and Release Requirement. The Agreement is hereby amended and the following new Appendix A is hereby added to the Agreement as follows:

Appendix A

To the extent any severance payments will be made under your offer letter, such severance payments will be delayed as necessary pursuant to (i) the Release Requirements and (ii) the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pursuant to your offer letter is subject to you signing and not revoking the Release; provided that such Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). No severance will be paid or provided until the Release becomes effective. If the Release is not effective by the Release Deadline, you forfeit your right to any severance or similar payment under your offer letter subject to you executing and not revoking a Release. In the event your termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination of employment occurs, then any severance that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit, (ii) the date the Release becomes effective, or (iii) clause (i) of Section 409A of this Appendix A.

Section 409A

(i) Notwithstanding anything to the contrary in your offer letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to your offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to your offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under your offer letter that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by section (iii) below. Except as required by section (iii) below, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in your offer letter.

(iii) Notwithstanding anything to the contrary in your offer letter or this Appendix A, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of our death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under your offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under your offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under your offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to your offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

7. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

8. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof

9. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

10. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	PFENEX, INC.

/s/ Bertrand C. Liang
	By:	Bertrand C. Liang
	Title:	CEO

EMPLOYEE	CHARLES SQUIRES

/s/ Charles Squires